PRESS RELEASE For immediate release

NVE Corporation Reports Second Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—October 20, 2021—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and six months ended September 30, 2021.

Total revenue for the second quarter of fiscal 2022 increased 56% to $6.82 million from $4.38 million in the prior-year quarter. The increase was due to a 59% increase in product sales partially offset by a 13% decrease in contract research and development revenue. Net income for the second quarter of fiscal 2022 increased 64% to $3.65 million, or $0.75 per diluted share, compared to $2.22 million, or $0.46 per share, for the prior-year quarter.

For the first six months of fiscal 2022, total revenue increased 56% to $14.0 million from $8.97 million for the first six months of the prior year. The increase was due to a 59% increase in product sales partially offset by a 13% decrease in contract research and development revenue. Net income increased 56% to $7.23 million, or $1.49 per diluted share, from $4.63 million, or $0.96 per share, for the first half of fiscal 2021.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable November 30, 2021 to shareholders of record as of November 1, 2021.

“We are pleased to report our second consecutive quarter of large year-over-year increases in product sales, total revenue, and earnings,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues and risks related to the COVID-19 pandemic, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and other reports filed with the SEC.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED SEPTEMBER 30, 2021 AND 2020 (Unaudited)
	Quarter Ended Sept. 30
	2021	2020
Revenue
Product sales	$6,630,012	$4,159,173
Contract research and development	193,450	221,612
Total revenue	6,823,462	4,380,785
Cost of sales	1,544,134	941,287
Gross profit	5,279,328	3,439,498
Expenses
Research and development	707,997	815,965
Selling, general, and administrative	483,116	358,182
Total expenses	1,191,113	1,174,147
Income from operations	4,088,215	2,265,351
Interest income	294,858	401,392
Income before taxes	4,383,073	2,666,743
Provision for income taxes	736,566	444,403
Net income	$3,646,507	$2,222,340
Net income per share – basic	$0.75	$0.46
Net income per share – diluted	$0.75	$0.46
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,833,232	4,834,709
Diluted	4,836,603	4,834,809

NVE CORPORATION STATEMENTS OF INCOME SIX MONTHS ENDED SEPTEMBER 30, 2021 AND 2020 (Unaudited)
	Six Months Ended Sept. 30
	2021	2020
Revenue
Product sales	$13,583,778	$8,517,808
Contract research and development	392,847	452,239
Total revenue	13,976,625	8,970,047
Cost of sales	3,313,715	1,777,709
Gross profit	10,662,910	7,192,338
Expenses
Research and development	1,516,139	1,696,948
Selling, general, and administrative	949,734	713,193
Total expenses	2,465,873	2,410,141
Income from operations	8,197,037	4,782,197
Interest income	584,578	800,604
Income before taxes	8,781,615	5,582,801
Provision for income taxes	1,555,542	948,596
Net income	$7,226,073	$4,634,205
Net income per share – basic	$1.50	$0.96
Net income per share – diluted	$1.49	$0.96
Cash dividends declared per common share	$2.00	$2.00
Weighted average shares outstanding
Basic	4,833,232	4,834,872
Diluted	4,836,621	4,834,986

NVE CORPORATION BALANCE SHEETS SEPTEMBER 30 AND MARCH 31, 2021
	(Unaudited) Sept. 30, 2021	March 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$11,145,156	$10,427,340
Marketable securities, short-term	22,660,959	7,678,957
Accounts receivable, net of allowance for uncollectible accounts of $15,000	2,876,102	1,964,281
Inventories	3,982,771	3,900,777
Prepaid expenses and other assets	752,764	391,278
Total current assets	41,417,752	24,362,633
Fixed assets
Machinery and equipment	9,328,581	9,254,664
Leasehold improvements	1,810,872	1,810,872
	11,139,453	11,065,536
Less accumulated depreciation and amortization	10,855,501	10,728,853
Net fixed assets	283,952	336,683
Deferred tax assets	137,439	73,538
Marketable securities, long-term	27,544,468	47,038,669
Right-of-use asset – operating lease	625,829	689,216
Total assets	$70,009,440	$72,500,739

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$411,218	$336,591
Accrued payroll and other	701,705	540,474
Operating lease	151,955	150,273
Total current liabilities	1,264,878	1,027,338
Operating lease	515,973	581,459
Total liabilities	1,780,851	1,608,797

Shareholders’ equity
Common stock	48,332	48,332
Additional paid-in capital	19,402,364	19,338,127
Accumulated other comprehensive income	813,920	1,101,119
Retained earnings	47,963,973	50,404,364
Total shareholders’equity	68,228,589	70,891,942
Total liabilities and shareholders’ equity	$70,009,440	$72,500,739